Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060
Jeff Linton
Vice President – Corporate Communication
216-621-6060
FOR IMMEDIATE RELEASE
Forest City Reports Fiscal 2010 Third-Quarter and Year-to-Date Results
CLEVELAND, Dec. 8, 2010 -- Forest City Enterprises, Inc. (NYSE: FCEA and FCEB), today announced EBDT, net earnings/loss and revenues for the three and nine months ended October 31, 2010.
EBDT
Third-quarter EBDT (earnings before depreciation, amortization and deferred taxes) was $90.7 million, a 5.9 percent increase, compared with 2009 third-quarter EBDT of $85.6 million. Year-to-date EBDT was $266.7 million, a 19.8 percent increase compared with $222.7 million for the first nine months of fiscal 2009.
On a fully diluted, per-share basis, third-quarter 2010 EBDT was $0.46, compared with $0.52 for the third quarter of 2009. Year-to-date per-share EBDT was $1.37, compared with $1.59 for the first nine months of 2009.
Per-share data for the third quarter and nine months reflect the dilutive effect of new Class A common shares and the “if-converted” effect of convertible debt and convertible preferred stock issued in 2009 and 2010.
For an explanation of EBDT variances, see the section titled “Review of Results” in this news release. EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.
Net Earnings and Loss
The third-quarter net loss attributable to Forest City Enterprises, Inc. was $46.8 million compared with a net loss of $4.4 million in the third quarter of 2009. When taking into account preferred dividends of $3.9 million in the third quarter of 2010, the earnings per share attributable to common shareholders is $0.33 per share compared to $.03 per share in the third quarter of 2009. For the quarter, the net loss was negatively impacted by increased impairment charges of $36.4 million ($22.3 million, net of tax and noncontrolling interest) compared with the third quarter of 2009.
Net earnings attributable to Forest City Enterprises, Inc. for the nine months ended October 31, 2010, was $60.5 million compared with a net loss of $36.9 million for the same period in 2009. When taking into account preferred dividends of $8.0 million for the nine months ended October 31, 2010, the earnings per share attributable to common shareholders is $0.33 per share compared to a net loss per share attributable to common shareholders of $0.27 per share, for the same period in 2009. The positive year-to-date net earnings variance was primarily driven by gains on dispositions of rental properties and The Nets, offset by increased impairment charges.
The year-over-year variances in impairment for the third quarter and nine months of 2010 are related primarily to two projects:
•	Simi Valley Town Center, a California retail property. As described in the Company’s second-quarter 2010 earnings press release, the non-recourse mortgage lender is actively marketing the note secured by the property. Impairments in the second and third quarters, which total $77.0 million, take the carrying value of the asset below the outstanding balance on the mortgage. Upon disposition of the asset, the Company will be relieved of any payment obligation under the non-recourse mortgage, and, in accordance with GAAP, expects to recognize a gain on the excess of the mortgage over the carrying value of the asset sold.

•	Central Station in Chicago. Impairment in the third quarter related to the company’s share of four condominium buildings at this 80-acre mixed-use project. The $18.3 million impairment recognizes price deterioration for condominiums in Chicago, and reflects conditions impacting condominiums in nearly every major U.S. market. Despite this, Forest City’s overall investment in land and development since inception at Central Station has provided attractive returns and cash flows. In addition, the Company and its partner continue to have substantial land ownership and entitlement for additional future development at Central Station.
Revenues
Third-quarter 2010 consolidated revenues were $303.3 million compared with $304.2 million last year. Revenues for the nine months ended October 31, 2010, were $891.9 million compared with $927.0 million for the comparable period in 2009.
Liquidity
At October 31, 2010, the Company had $221.7 million at its pro-rata share ($190.2 million at full consolidation) in cash on its balance sheet, and $231.6 million of available capacity on its revolving line of credit.

Review of Results
(Exhibits illustrating factors impacting both third-quarter and year-to-date 2010 EBDT results, compared with results for the comparable periods in 2009, are available on the Investor Relations page of the Company’s web site, www.forestcity.net, and are included in the company’s third-quarter 2010 Supplemental Package filed with the Securities and Exchange Commission.)
Third-Quarter EBDT
For the three months ended October 31, 2010, total EBDT increased by $5.1 million to $90.7 million from $85.6 million for the three months ended October 31, 2009.
Pre-tax EBDT from Forest City’s combined Commercial and Residential Segments (also referred to as the Company’s rental properties portfolio) decreased by $2.5 million in the third quarter compared with the same period in 2009, primarily driven by $22.0 million of reduced gain on early extinguishment of nonrecourse mortgage debt (due to substantial gain in 2009 which did not recur in 2010). In addition, EBDT from the portfolio was negatively impacted by reduced EBDT from properties sold of $5.4 million.
These decreases in the rental properties portfolio were partially offset by an increase of $5.7 million in fair market value of derivatives which were marked to market through interest expense; EBDT from new properties of $5.0 million; increased NOI from the mature portfolio of $4.3 million, lower expense of $4.0 million due to a non-recurring 2009 participation payment on an office property refinancing at University Park at M.I.T.; decreased write-offs of abandoned development projects of $3.1 million; and increased income of $1.8 million from the sale of state and federal tax credits.
The Company’s Land Segment provided a pre-tax EBDT increase of $1.7 million for the quarter, compared with the same period in 2009, primarily due to increased sales which were partially offset by 2009 gain on early extinguishment of non-recourse mortgage debt that did not recur in 2010.
The Nets provided a pre-tax EBDT increase of $10.4 million, compared with the same period in 2009, due to the decrease in Forest City’s allocated share of team losses.
Pre-tax EBDT from the Company’s Corporate Segment decreased $1.4 million in the third quarter, compared with the same period in 2009. This decrease was due to the non-recurring 2009 gain on early extinguishment of debt related to the exchange and repurchase of a portion of the Company’s Senior Notes, partially offset by decreased interest expense of $3.3 million. EBDT for the quarter was also unfavorably impacted by a smaller tax benefit of $3.2 million compared with the prior year’s third quarter.
Year-to-date EBDT
EBDT for the nine months ended October 31, 2010 increased by $44.0 million, or 19.8 percent, to $266.7 million from $222.7 million for the nine months ended October 31, 2009.
In addition to the factors described above under “Third-Quarter EBDT,” year-to-date results were impacted by:

•	Reduced EBDT of $8.9 million from military housing, as construction and development phases conclude at some of Forest City’s Navy, Marine and Air Force military family housing neighborhoods;
•	Increased EBDT of $31.4 million from the gain on disposition of a partial interest in the Nets, as reported in the Company’s 2010 second quarter; and
•	Increased EBDT of $5.3 million, due to lower companywide severance and outplacement costs in 2010 compared with 2009.
NOI, Occupancies and Rent
Overall comparable property net operating income (NOI) increased 2.7 percent during the third quarter compared with the same period a year ago. Comp NOI increased across all of the Company’s major rental property types with increases of 4.1 percent in retail, 2.2 percent in office, and 4.8 percent in apartments.
Comparable property NOI, defined as NOI from properties operated in the three months ended October 31, 2010 and 2009, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full-consolidation method.
At October 31, 2010, comparable retail occupancies were 90.6 percent, compared with 89.6 percent at October 31, 2009, and regional mall sales averaged $382 per square foot on a rolling 12-month basis. Year-to-date comparable mall sales in the Company’s retail portfolio increased 1.4 percent, compared with the same period in 2009. Comparable office occupancies increased to 90.5 percent, compared with 89.2 percent last year.
In the residential portfolio, comparable average occupancies for the nine months ended October 31, 2010, were 94.6 percent, compared with 91.4 percent last year. Year-to-date comparable residential net rental income (defined as gross rent less vacancies and concessions) increased to 92.8 percent, compared with 87.1 percent in the same period in 2009.
Commentary
“Our third-quarter and year-to-date results continue to demonstrate the strength of Forest City’s operating portfolio,” said Charles A. Ratner, Forest City president and chief executive officer. “For the second quarter in a row, we achieved comparable property NOI and occupancy increases across all of our major product types – retail, office and apartments. New properties are also contributing meaningfully to results. Notably, absent the non-cash impact of 2009 gains on early extinguishment of debt that did not recur this year, our results for the third quarter show a significant positive variance over the prior year.
“Continuing its year-to-date pace, our multifamily residential portfolio showed category-leading increases in comparable property NOI, along with strong occupancy gains. As has been seen across the multifamily industry, continued dislocation in the for-sale market, together with little new supply of apartment product, have led to greater pricing power, along with rising occupancies.
“In addition, we’re especially pleased with results from our retail portfolio for the quarter, with broad-based increases across a range of assets and markets. In particular, a number of retail centers opened during the past several years achieved meaningful improvement as they have gained momentum in their respective markets. In addition, improvements across the portfolio resulted from the expiration of recession-related concessions and allowances, and from the triggering of more occupancy and co-tenancy clauses in tenant leases.
“Finally, as anticipated, growth in NOI in our office portfolio, while still strong, has moderated in comparison with the significant gains achieved in 2009. Our life science properties continue to be the leading component of the office portfolio, with somewhat softer results in conventional office properties.”
Financing Activity
Since January 31, 2010, the Company has addressed, through closed loans and committed financings, $620.2 million at full consolidation ($711.4 million at its pro-rata share) of the $778.6 million ($868.9 million at pro-rata) of net maturities (inclusive of notes payable) coming due in fiscal year 2010. Additionally, the Company addressed $837.0 million ($653.1 million at pro-rata) of loans maturing in future years, including borrowings that were outstanding at January 31, 2010, on the Company’s Senior Notes.
As of October 31, 2010, the Company’s weighted-average cost of nonrecourse debt increased to 5.07 percent from 5.05 percent at October 31, 2009. Fixed-rate mortgage debt, which represented 70 percent of the Company’s total nonrecourse mortgage debt, and is inclusive of interest rate swaps, decreased from 6.12 percent at October 31, 2009 to 6.00 percent at October 31, 2010. Variable-rate mortgage debt increased from 2.53 percent at October 31, 2009, to 2.91 percent at October 31, 2010.
Opening and Projects Under Construction
During the third quarter, Forest City opened and began active leasing of Presidio Landmark, a luxury, 161-unit, adaptive-reuse apartment and townhome project in the Presidio National Park in San Francisco. In September, the project received LEED (Leadership in Energy and Environmental Design) Gold certification from the U.S. Green Building Council for its apartment component, and in August, the townhomes received LEED Platinum certification, the highest level attainable. The pace of leasing for this unique, high-end project has continued to improve, and approximately 20 percent of the units are currently leased.
With the opening of Presidio Landmark, Forest City has completed all of its planned 2010 openings, adding a total of $514.9 million of cost at the Company’s pro-rata share ($345.4 million at full consolidation). In the aggregate, these openings are already more than covering their cost of debt service and contributing to overall results.
At the end of the third quarter, Forest City had four projects under construction at a total cost of $1.7 billion at the Company’s pro-rata share ($2.6 billion at full consolidation).
Work continues at the Barclays Center arena at Atlantic Yards in Brooklyn, where vertical steel erection began in mid-November. Since the beginning of the third quarter, the Company, together with its partners, has continued to add to a growing list of premier corporate sponsors and further increase the level of contracted revenue for the arena.
Interior build-out continues at Beekman (also referred to as 8 Spruce Street), Forest City’s luxury apartment high-rise in lower Manhattan. Marketing planning is in final stages and active leasing for the 76-story, Frank Gehry-designed tower is expected to begin in phases during the first quarter of 2011. The rental housing market in the lower Manhattan submarket continues to be very strong, with average vacancies of less than two percent.
On November 18, 2010, Forest City announced six major tenants for Westchester’s Ridge Hill, the mixed-use retail project in Yonkers, New York. On December 3, the Company announced that Lord & Taylor, a leading fashion department store and American tradition for generations of shoppers, will open a new 80,000 square foot prototype store at the center. This latest announcement adds considerable prestige to the center and momentum to the Company’s leasing efforts. With Lord & Taylor, the center is approximately 41 percent leased, with additional committed retail tenants including National Amusements, Whole Foods, Dick’s Sporting Goods, REI, and Cheesecake Factory, among others, as well as Westchester Medical Group as an anchor office tenant.
During the quarter, the Company secured both construction and permanent financing, and began construction on Foundry Lofts, a 170-unit, 80/20 multifamily apartment building at The Yards, Forest City’s mixed-use project in southeast Washington, D.C. The Yards, a 42-acre waterfront redevelopment of a portion of the historic, former Washington Navy Yard site, is a centerpiece of the rapidly developing Capital Riverfront District along the Anacostia River, and is adjacent to the Washington Nationals ballpark.
Other Updates and Events
As previously disclosed, Forest City is seeking a minority joint venture partner for a portfolio of mature New York City-area retail properties. The 14 properties represent a total of approximately 2.95 million square feet (2.6 million square feet of GLA). Interest in the opportunity has been strong, and the Company is in the process of reviewing “best and final” offers.
The Company continues to actively evaluate other possible asset sales and joint ventures as a means of selectively harvesting value from its portfolio and generating and maintaining liquidity.

Outlook
“We continue to feel very good about the performance of our portfolio, including both mature and new properties,” Ratner said. “We expect positive year-to-date trends to continue, although the rate of comparable property NOI growth is likely to moderate somewhat in the fourth quarter.
“In addition, we’re pleased with progress on, and market outlook for our under-construction projects. Over the past two years – and the last twelve months in particular – we have substantially reduced risk in the pipeline as projects have opened and performed, and as we near completion on remaining under-construction projects. We understand that we need to continue to demonstrate reduced risk, including at Westchester’s Ridge Hill. With our recent announcement that Lord & Taylor will be a major anchor for the center, we’re now even more optimistic that we will achieve the leasing objectives we’ve set for that property, and we’re confident that in the longer term, Westchester’s Ridge Hill will be a premier retail mixed-use property for Forest City.
“With this optimism, however, we have not lost sight of the slow pace of growth in the economy, high unemployment and other reasons for caution. In this environment, we recognize that the level of leverage at which we have traditionally operated is a cause for concern and a barrier for some investors. While we believe the anatomy of our balance sheet is solid given our exclusive use of non-recourse debt at the property level, we continue to place a high priority on generating and maintaining liquidity and on further de-leveraging the balance sheet going forward.
“Finally, we continue to feel very good about our long-term ability to achieve future growth, as conditions allow, by taking advantage of our strengths as a developer through significant entitled opportunities in some of the strongest urban markets in the country, and where we have the ability to control the timing of development.”
Corporate Description
Forest City Enterprises, Inc. is an $11.8 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.
Supplemental Package
Please refer to the Investor Relations section of the Company’s website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the three and nine months ended October 31, 2010, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.

EBDT
The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.
The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.
EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statements of Operations; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Nets segment equals net earnings.
EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company’s Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company’s EBDT may not be directly comparable to similarly titled measures reported by other companies.
Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-

rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.
Safe Harbor Language
Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on the liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on our ownership, development and management of our commercial real estate portfolio, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services sector, volatility in the market price of our publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Nine Months Ended October 31, 2010 and 2009
(dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 31,		Increase (Decrease)		October 31,		Increase (Decrease)
	2010	2009	Amount	Percent	2010	2009	Amount	Percent
Operating Results:
Earnings (loss) from continuing operations	$(45,872)	$1,433	$(47,305)		$77,612	$(28,635)	$106,247
Discontinued operations, net of tax	(709)	(5,304)	4,595		4,796	(2,018)	6,814

Net earnings (loss)	(46,581)	(3,871)	(42,710)		82,408	(30,653)	113,061

Earnings from continuing operations attributable to noncontrolling interests	(210)	(501)	291		(17,698)	(6,168)	(11,530)
Earnings from discontinued operations attributable to noncontrolling interests (1)	-	(12)	12		(4,217)	(31)	(4,186)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(46,791)	$(4,384)	$(42,407)		$60,493	$(36,852)	$97,345

Preferred dividends	(3,850)	-	(3,850)		(7,957)	-	(7,957)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(50,641)	$(4,384)	$(46,257)		$52,536	$(36,852)	$89,388

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$90,699	$85,612	$5,087	5.9%	$266,726	$222,699	$44,027	19.8%

Reconciliation of Net Earnings (Loss) to Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2):

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(46,791)	$(4,384)	$(42,407)		$60,493	$(36,852)	$97,345

Depreciation and amortization - Real Estate Groups (7)	72,920	71,284	1,636		212,663	218,436	(5,773)

Amortization of mortgage procurement costs - Real Estate Groups (7)	4,029	3,888	141		10,724	11,733	(1,009)

Deferred income tax expense - Real Estate Groups (8)	7,462	1,205	6,257		45,204	(2,294)	47,498

Current income tax expense on non-operating earnings: (8)
Net gain on disposition of partial interests in rental properties	(2,778)	-	(2,778)		32,446	-	32,446
Gain on disposition included in discontinued operations	(213)	(3,031)	2,818		(98)	754	(852)
Gain on disposition of unconsolidated entities	3,191	203	2,988		3,431	203	3,228

Straight-line rent adjustment (4)	(2,667)	(3,164)	497		(10,247)	(9,553)	(694)

Preference payment (6)	585	585	-		1,756	1,756	-

Impairment of consolidated real estate, net of minority interest	38,370	549	37,821		84,880	3,124	81,756

Impairment of unconsolidated real estate	21,564	13,200	8,364		36,745	34,663	2,082

Net gain on disposition of partial interests in rental properties	2,257	-	2,257		(202,878)	-	(202,878)

Gain on disposition of unconsolidated entities	(8,658)	(4,498)	(4,160)		(7,828)	(4,498)	(3,330)

Discontinued operations: (1)
Gain on disposition of rental properties	1,428	-	1,428		(4,776)	(4,548)	(228)
Impairment of real estate	-	9,775	(9,775)		-	9,775	(9,775)
Noncontrolling interest - Gain on disposition	-	-	-		4,211	-	4,211

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$90,699	$85,612	$5,087	5.9%	$266,726	$222,699	$44,027	19.8%

Diluted Earnings per Common Share:
Earnings (loss) from continuing operations	$(0.30)	$0.01	$(0.31)		$0.46	$(0.21)	$0.67
Discontinued operations, net of tax	-	(0.03)	0.03		0.03	(0.01)	0.04

Net earnings (loss)	(0.30)	(0.02)	(0.28)		0.49	(0.22)	0.71

Net earnings attributable to noncontrolling interests	-	(0.01)	0.01		(0.12)	(0.05)	(0.07)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(0.30)	$(0.03)	$(0.27)		$0.37	$(0.27)	$0.64

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.46	$0.52	$(0.06)	(11.5%)	$1.37	$1.59	$(0.22)	(13.8%)

Operating earnings (loss), net of tax (a non-GAAP financial measure)	$(0.08)	$0.05	$(0.13)		$0.18	$(0.04)	$0.22

Impairment of consolidated and unconsolidated real estate, net of tax	(0.24)	(0.09)	(0.15)		(0.40)	(0.22)	(0.18)

Gain on disposition of rental properties, net of tax	0.02	0.02	0.00		0.71	0.04	0.67

Net earnings attributable to noncontrolling interests	-	(0.01)	0.01		(0.12)	(0.05)	(0.07)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(0.30)	$(0.03)	$(0.27)		$0.37	$(0.27)	$0.64

Preferred dividends	(0.03)	-	(0.03)		(0.04)	-	(0.04)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(0.33)	$(0.03)	$(0.30)		$0.33	$(0.27)	$0.60

Basic weighted average shares outstanding (5)	155,484,451	155,314,676	169,775		155,431,893	134,602,200	20,829,693

Diluted weighted average shares outstanding (5)	202,277,313	163,866,572	38,410,741		200,309,607	139,906,624	60,402,983

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Nine Months Ended October 31, 2010 and 2009
(dollars in thousands)

	Three Months Ended				Nine Months Ended
	October 31,		Increase (Decrease)		October 31,		Increase (Decrease)
	2010	2009	Amount	Percent	2010	2009	Amount	Percent
Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$243,505	$240,928	$2,577		$714,446	$719,522	$(5,076)
Residential Group	52,706	57,108	(4,402)		157,888	194,014	(36,126)
Land Development Group	7,088	6,120	968		19,564	13,491	6,073
The Nets	-	-	-		-	-	-
Corporate Activities	-	-	-		-	-	-

Total Revenues	303,299	304,156	(857)	(0.3%)	891,898	927,027	(35,129)	(3.8%)

Operating expenses	(169,773)	(170,619)	846		(507,333)	(528,818)	21,485
Interest expense	(78,403)	(87,727)	9,324		(249,058)	(257,974)	8,916
Gain (loss) on early extinguishment of debt	2,460	28,902	(26,442)		10,653	37,965	(27,312)
Amortization of mortgage procurement costs (7)	(3,909)	(3,543)	(366)		(10,146)	(10,585)	439
Depreciation and amortization (7)	(63,177)	(65,822)	2,645		(185,637)	(197,945)	12,308
Interest and other income	11,920	5,522	6,398		34,967	23,924	11,043
Gain on disposition of partial interests in other investment - Nets	-	-	-		55,112	-	55,112
Equity in earnings (loss), including impairment, of unconsolidated entities	668	(11,836)	12,504		(17,452)	(45,140)	27,688
Impairment of unconsolidated real estate	21,564	13,200	8,364		36,745	34,663	2,082
Gain on disposition of unconsolidated entities	(8,658)	(4,498)	(4,160)		(7,828)	(4,498)	(3,330)
Revenues and interest income from discontinued operations (1)	311	3,632	(3,321)		3,787	11,338	(7,551)
Expenses from discontinued operations (1)	(230)	(2,530)	2,300		(3,392)	(9,427)	6,035

Operating loss (a non-GAAP financial measure)	16,072	8,837	7,235		52,316	(19,470)	71,786

Income tax expense (8)	(6,804)	2,949	(9,753)		(61,864)	26,035	(87,899)
Income tax expense from discontinued operations (1) (8)	638	3,369	(2,731)		(375)	1,298	(1,673)
Income tax expense on non-operating earnings items (see below)	(21,668)	(7,379)	(14,289)		34,767	(14,937)	49,704

Operating earnings (loss), net of tax (a non-GAAP financial measure)	(11,762)	7,776	(19,538)		24,844	(7,074)	31,918

Impairment of consolidated real estate	(39,896)	(549)	(39,347)		(86,406)	(3,124)	(83,282)

Impairment of unconsolidated real estate	(21,564)	(13,200)	(8,364)		(36,745)	(34,663)	(2,082)

Gain on disposition of unconsolidated entities	8,658	4,498	4,160		7,828	4,498	3,330

Gain (loss) on disposition of partial interest in rental properties	(2,257)	-	(2,257)		202,878	-	202,878

Gain (loss) on disposition of rental properties included in discontinued operations (1)	(1,428)	-	(1,428)		4,776	4,548	228

Impairment of real estate included in discontinued operations (1)	-	(9,775)	9,775		-	(9,775)	9,775

Income tax benefit (expense) on non-operating earnings: (8)
Impairment of consolidated real estate	14,882	212	14,670		32,920	1,211	31,709
Impairment of unconsolidated real estate	8,363	5,121	3,242		14,250	13,444	806
Gain on disposition of partial interest in rental properties	1,112	-	1,112		(78,677)	-	(78,677)
Gain on disposition of unconsolidated entities	(3,359)	(1,745)	(1,614)		(3,036)	(1,745)	(1,291)
Gain on disposition of rental properties included in discontinued operations	670	-	670		(224)	(1,764)	1,540
Impairment of real estate included in discontinued operations	-	3,791	(3,791)		-	3,791	(3,791)

Income tax expense on non-operating earnings (see above)	21,668	7,379	14,289		(34,767)	14,937	(49,704)

Net earnings (loss)	(46,581)	(3,871)	(42,710)		82,408	(30,653)	113,061

Noncontrolling Interests

Earnings from continuing operations attributable to noncontrolling interests	(210)	(501)	291		(17,698)	(6,168)	(11,530)

Earnings from discontinued operations attributable to noncontrolling interests (1)
Operating earnings	-	(12)	12		(6)	(31)	25
Impairment of Real Estate	-	-	-		-	-	-
Gain on disposition of rental properties	-	-	-		(4,211)	-	(4,211)

	-	(12)	12		(4,217)	(31)	(4,186)

Noncontrolling Interests	(210)	(513)	303		(21,915)	(6,199)	(15,716)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(46,791)	$(4,384)	$(42,407)		$60,493	$(36,852)	$97,345

Preferred dividends	(3,850)	-	(3,850)		(7,957)	-	(7,957)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(50,641)	$(4,384)	$(46,257)		$52,536	$(36,852)	$89,388

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Nine Months Ended October 31, 2010 and 2009
(in thousands)
1) All earnings of properties which have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.
2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.
3) For the three and nine months ended October 31, 2010, the calculation of EBDT per share under the if-converted method requires an adjustment for interest of $2,640 and $7,920, respectively, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $93,339 and $274,646 for the three and nine months ended October 31, 2010, respectively.
    For the three and nine months ended October 31, 2009, the calculation of EBDT per share under the if-converted method requires an adjustment for interest of $410 related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $86,022 and $223,109 for the three and nine months ended October 31, 2010, respectively.
4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases. The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.
5) For the three months ended October 31, 2010, the effect of 46,792,862 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended October 31, 2010, diluted weighted average shares outstanding of 202,277,313 were used to arrive at $0.46/share.)
    For the nine months ended October 31, 2010, weighted average shares issuable upon the conversion of preferred stock of 12,631,541 are not included in the calculation of earnings per share because they are anti-dilutive. They are included in the calculation of EBDT per share because they are dilutive to this measure.
    For the nine months ended October 31, 2009, the effect of 5,304,424 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the nine months ended October 31, 2009, diluted weighted average shares outstanding of 139,906,624 were used to arrive at $1.59/share.)
6) The preference payment represents the respective period’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s noncontrolling interest in the Forest City Ratner Companies portfolio.
7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization		Depreciation and Amortization
	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009

Full Consolidation	$63,177	$65,822	$185,637	$197,945
Non-Real Estate	(1,184)	(3,412)	(3,937)	(10,372)

Real Estate Groups Full Consolidation	61,993	62,410	181,700	187,573
Real Estate Groups related to noncontrolling interest	(2,415)	(1,669)	(6,764)	(3,354)
Real Estate Groups Unconsolidated	13,322	9,795	36,957	31,214
Real Estate Groups Discontinued Operations	20	748	770	3,003

Real Estate Groups Pro-Rata Consolidation	$72,920	$71,284	$212,663	$218,436

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs
	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009

Full Consolidation	$3,909	$3,543	$10,146	$10,585
Non-Real Estate	-	-	-	–

Real Estate Groups Full Consolidation	3,909	3,543	10,146	10,585
Real Estate Groups related to noncontrolling interest	(431)	(126)	(1,092)	(448)
Real Estate Groups Unconsolidated	549	445	1,631	1,487
Real Estate Groups Discontinued Operations	2	26	39	109

Real Estate Groups Pro-Rata Consolidation	$4,029	$3,888	$10,724	$11,733

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Nine Months Ended October 31, 2010 and 2009
(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009

	(in thousands)		(in thousands)
8) The following table provides detail of Income Tax Expense (Benefit):
(A) Operating earnings
Current	$(7,927)	$3,851	$(31,497)	$(9,596)
Deferred	35,729	(3,212)	58,818	(3,529)

	27,802	639	27,321	(13,125)

(B) Impairment of consolidated and unconsolidated real estate
Deferred - Consolidated real estate	(14,882)	(212)	(32,920)	(1,211)
Deferred - Unconsolidated real estate	(8,363)	(5,121)	(14,250)	(13,444)

	(23,245)	(5,333)	(47,170)	(14,655)

(C) Net gain on disposition of partial interests in rental properties
Current	(2,778)	-	32,446	-
Deferred	1,666	-	46,231	-

	(1,112)	-	78,677	-

(D) Gain on disposition of unconsolidated entities
Current	3,191	203	3,431	203
Deferred	168	1,542	(395)	1,542

	3,359	1,745	3,036	1,745

Subtotal (A) (B) (C) (D)
Current	(7,514)	4,054	4,380	(9,393)
Deferred	14,318	(7,003)	57,484	(16,642)

Income tax expense	6,804	(2,949)	61,864	(26,035)

(E) Discontinued operations
Operating earnings
Current	(108)	(51)	(443)	(50)
Deferred	140	473	594	779

	32	422	151	729

Gain on disposition of rental properties
Current	(213)	(3,031)	(98)	754
Deferred	(457)	3,031	322	1,010

	(670)	-	224	1,764

Impairment of real estate
Current	-	-	-	-
Deferred	-	(3,791)	-	(3,791)

	-	(3,791)	-	(3,791)

	(638)	(3,369)	375	(1,298)

Grand Total (A) (B) (C) (D) (E)
Current	(7,835)	972	3,839	(8,689)
Deferred	14,001	(7,290)	58,400	(18,644)

	$6,166	$(6,318)	$62,239	$(27,333)

Recap of Grand Total:
Real Estate Groups
Current	908	3,183	20,964	(1,026)
Deferred	7,462	1,205	45,204	(2,294)

	8,370	4,388	66,168	(3,320)

Non-Real Estate Groups
Current	(8,743)	(2,211)	(17,125)	(7,663)
Deferred	6,539	(8,495)	13,196	(16,350)

	(2,204)	(10,706)	(3,929)	(24,013)

Grand Total	$6,166	$(6,318)	$62,239	$(27,333)

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Three Months Ended October 31, 2010					Three Months Ended October 31, 2009
			Plus					Plus
	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata
	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)

Revenues from real estate operations	$303,299	$17,788	$83,098	$311	$368,920	$304,156	$12,370	$68,384	$3,555	$363,725
Exclude straight-line rent adjustment (1)	(4,084)	-	-	(10)	(4,094)	(4,762)	-	-	(12)	(4,774)

Adjusted revenues	299,215	17,788	83,098	301	364,826	299,394	12,370	68,384	3,543	358,951

Add interest and other income	11,920	992	525	-	11,453	5,522	200	7,805	-	13,127

Add equity in earnings (loss), including impairment of unconsolidated entities	668	14	(415)	-	239	(11,836)	(13)	12,422	-	599
Exclude gain on disposition of unconsolidated entities	(8,658)	-	8,658	-	-	(4,498)	-	4,498	-	-
Exclude impairment of unconsolidated real estate	21,564	-	(21,564)	-	-	13,200	-	(13,200)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	13,871	-	(13,871)	-	-	10,240	-	(10,240)	-	-

Adjusted total income	338,580	18,794	56,431	301	376,518	312,022	12,557	69,669	3,543	372,677

Operating expenses	169,773	9,469	36,568	156	197,028	170,619	6,234	51,910	1,058	217,353
Add back non-Real Estate depreciation and amortization (b)	1,184	-	-	-	1,184	3,412	-	2,351	-	5,763
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	-	-	-	-	-	161	-	161
Exclude straight-line rent adjustment (2)	(1,427)	-	-	-	(1,427)	(1,610)	-	-	-	(1,610)
Exclude preference payment	(585)	-	-	-	(585)	(585)	-	-	-	(585)

Adjusted operating expenses	168,945	9,469	36,568	156	196,200	171,836	6,234	54,422	1,058	221,082

Net operating income	169,635	9,325	19,863	145	180,318	140,186	6,323	15,247	2,485	151,595

Interest expense	(78,403)	(4,990)	(19,838)	(52)	(93,303)	(87,727)	(4,027)	(17,121)	(633)	(101,454)

Gain (loss) on early extinguishment of debt	2,460	247	(25)	-	2,188	28,902	-	1,874	-	30,776

Equity in earnings (loss), including impairment of unconsolidated entities	(668)	(14)	415	-	(239)	11,836	13	(12,422)	-	(599)

Gain on disposition of unconsolidated entities	8,658	-	-	-	8,658	4,498	-	-	-	4,498

Impairment of unconsolidated real estate	(21,564)	-	-	-	(21,564)	(13,200)	-	-	-	(13,200)

Depreciation and amortization of unconsolidated entities (see above)	(13,871)	-	13,871	-	-	(10,240)	-	10,240	-	-

Net gain on disposition of rental properties and partial interests in rental properties	(2,257)	-	-	(1,428)	(3,685)	-	-	-	-	-

Impairment of consolidated real estate	(39,896)	(1,526)	-	-	(38,370)	(549)	-	-	(9,775)	(10,324)

Depreciation and amortization - Real Estate Groups (a)	(61,993)	(2,415)	(13,322)	(20)	(72,920)	(62,410)	(1,669)	(9,795)	(748)	(71,284)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(3,909)	(431)	(549)	(2)	(4,029)	(3,543)	(126)	(445)	(26)	(3,888)

Straight-line rent adjustment (1) + (2)	2,657	-	-	10	2,667	3,152	-	-	12	3,164

Preference payment	(585)	-	-	-	(585)	(585)	-	-	-	(585)

Earnings (loss) before income taxes	(39,736)	196	415	(1,347)	(40,864)	10,320	514	(12,422)	(8,685)	(11,301)

Income tax provision	(6,804)	-	-	638	(6,166)	2,949	-	-	3,369	6,318
Equity in earnings (loss), including impairment of unconsolidated entities	668	14	(415)	-	239	(11,836)	(13)	12,422	-	599

Earnings (loss) from continuing operations	(45,872)	210	-	(709)	(46,791)	1,433	501	-	(5,316)	(4,384)

Discontinued operations, net of tax	(709)	-	-	709	-	(5,304)	12	-	5,316	-

Net earnings (loss)	(46,581)	210	-	-	(46,791)	(3,871)	513	-	-	(4,384)

Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(210)	(210)	-	-	-	(501)	(501)	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	-	-	-	-	-	(12)	(12)	-	-	-

Noncontrolling interests	(210)	(210)	-	-	-	(513)	(513)	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(46,791)	$-	$-	$-	$(46,791)	$(4,384)	$-	$-	$-	$(4,384)

Preferred dividends	(3,850)	-	-	-	(3,850)	-	-	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(50,641)	$-	$-	$-	$(50,641)	$(4,384)	$-	$-	$-	$(4,384)

(a) Depreciation and amortization - Real Estate Groups	$61,993	$2,415	$13,322	$20	$72,920	$62,410	$1,669	$9,795	$748	$71,284
(b) Depreciation and amortization - Non-Real Estate	1,184	-	-	-	1,184	3,412	-	2,351	-	5,763

Total depreciation and amortization	$63,177	$2,415	$13,322	$20	$74,104	$65,822	$1,669	$12,146	$748	$77,047

(c) Amortization of mortgage procurement costs - Real Estate Groups	$3,909	$431	$549	$2	$4,029	$3,543	$126	$445	$26	$3,888
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	-	-	-	-	-	161	-	161

Total amortization of mortgage procurement costs	$3,909	$431	$549	$2	$4,029	$3,543	$126	$606	$26	$4,049

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Nine Months Ended October 31, 2010					Nine Months Ended October 31, 2009
			Plus					Plus
	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata
	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)

Revenues from real estate operations	$891,898	$49,412	$236,733	$3,651	$1,082,870	$927,027	$37,777	$232,120	$11,107	$1,132,477
Exclude straight-line rent adjustment (1)	(14,305)	-	-	(28)	(14,333)	(14,356)	-	-	(54)	(14,410)

Adjusted revenues	877,593	49,412	236,733	3,623	1,068,537	912,671	37,777	232,120	11,053	1,118,067

Add interest and other income	34,967	2,024	15,285	4	48,232	23,924	543	33,566	-	56,947
Add gain on disposition of partial interests in other investment - Nets	55,112	23,675	-	-	31,437	-	-	-	-	-

Add equity in earnings (loss), including impairment of unconsolidated entities	(17,452)	(6,332)	5,426	-	(5,694)	(45,140)	(81)	46,107	-	1,048
Exclude gain on disposition of unconsolidated entities	(7,828)	-	7,828	-	-	(4,498)	-	4,498	-	-
Exclude impairment of unconsolidated real estate	36,745	-	(36,745)	-	-	34,663	-	(34,663)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	38,588	-	(38,588)	-	-	32,701	-	(32,701)	-	-

Adjusted total income	1,017,725	68,779	189,939	3,627	1,142,512	954,321	38,239	248,927	11,053	1,176,062

Operating expenses	507,333	26,938	130,011	2,221	612,627	528,818	17,455	187,980	3,489	702,832
Add back non-Real Estate depreciation and amortization (b)	3,937	-	878	-	4,815	10,372	-	12,348	-	22,720
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	69	-	69	-	-	402	-	402
Exclude straight-line rent adjustment (2)	(4,086)	-	-	-	(4,086)	(4,857)	-	-	-	(4,857)
Exclude preference payment	(1,756)	-	-	-	(1,756)	(1,756)	-	-	-	(1,756)

Adjusted operating expenses	505,428	26,938	130,958	2,221	611,669	532,577	17,455	200,730	3,489	719,341

Net operating income	512,297	41,841	58,981	1,406	530,843	421,744	20,784	48,197	7,564	456,721

Interest expense	(249,058)	(15,008)	(58,956)	(236)	(293,242)	(257,974)	(10,814)	(49,895)	(2,626)	(299,681)

Gain (loss) on early extinguishment of debt	10,653	247	(25)	-	10,381	37,965	-	1,698	-	39,663

Equity in earnings (loss), including impairment of unconsolidated entities	17,452	6,332	(5,426)	-	5,694	45,140	81	(46,107)	-	(1,048)

Gain on disposition of unconsolidated entities	7,828	-	-	-	7,828	4,498	-	-	-	4,498

Impairment of unconsolidated real estate	(36,745)	-	-	-	(36,745)	(34,663)	-	-	-	(34,663)

Depreciation and amortization of unconsolidated entities (see above)	(38,588)	-	38,588	-	-	(32,701)	-	32,701	-	-

Net gain on disposition of rental properties and partial interests in rental properties	202,878	-	-	565	203,443	-	-	-	4,548	4,548

Impairment of consolidated real estate	(86,406)	(1,526)	-	-	(84,880)	(3,124)	-	-	(9,775)	(12,899)

Depreciation and amortization - Real Estate Groups (a)	(181,700)	(6,764)	(36,957)	(770)	(212,663)	(187,573)	(3,354)	(31,214)	(3,003)	(218,436)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(10,146)	(1,092)	(1,631)	(39)	(10,724)	(10,585)	(448)	(1,487)	(109)	(11,733)

Straight-line rent adjustment (1) + (2)	10,219	-	-	28	10,247	9,499	-	-	54	9,553

Preference payment	(1,756)	-	-	-	(1,756)	(1,756)	-	-	-	(1,756)

Earnings (loss) before income taxes	156,928	24,030	(5,426)	954	128,426	(9,530)	6,249	(46,107)	(3,347)	(65,233)

Income tax provision	(61,864)	-	-	(375)	(62,239)	26,035	-	-	1,298	27,333
Equity in earnings (loss), including impairment of unconsolidated entities	(17,452)	(6,332)	5,426	-	(5,694)	(45,140)	(81)	46,107	-	1,048

Earnings (loss) from continuing operations	77,612	17,698	-	579	60,493	(28,635)	6,168	-	(2,049)	(36,852)

Discontinued operations, net of tax	4,796	4,217	-	(579)	-	(2,018)	31	-	2,049	-

Net earnings (loss)	82,408	21,915	-	-	60,493	(30,653)	6,199	-	-	(36,852)

Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(17,698)	(17,698)	-	-	-	(6,168)	(6,168)	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	(4,217)	(4,217)	-	-	-	(31)	(31)	-	-	-

Noncontrolling interests	(21,915)	(21,915)	-	-	-	(6,199)	(6,199)	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$60,493	$-	$-	$-	$60,493	$(36,852)	$-	$-	$-	$(36,852)

Preferred dividends	(7,957)	-	-	-	(7,957)	-	-	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$52,536	$-	$-	$-	$52,536	$(36,852)	$-	$-	$-	$(36,852)

(a) Depreciation and amortization - Real Estate Groups	$181,700	$6,764	$36,957	$770	$212,663	$187,573	$3,354	$31,214	$3,003	$218,436
(b) Depreciation and amortization - Non-Real Estate	3,937	-	878	-	4,815	10,372	-	12,348	-	22,720

Total depreciation and amortization	$185,637	$6,764	$37,835	$770	$217,478	$197,945	$3,354	$43,562	$3,003	$241,156

(c) Amortization of mortgage procurement costs - Real Estate Groups	$10,146	$1,092	$1,631	$39	$10,724	$10,585	$448	$1,487	$109	$11,733
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	69	-	69	-	-	402	-	402

Total amortization of mortgage procurement costs	$10,146	$1,092	$1,700	$39	$10,793	$10,585	$448	$1,889	$109	$12,135

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended October 31, 2010					Three Months Ended October 31, 2009					% Change

			Plus					Plus
		Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Pro-Rata
	Full Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)

Commercial Group

Retail

Comparable	$60,883	$2,743	$5,467	$-	$63,607	$58,326	$2,791	$5,538	$-	$61,073	4.4%	4.1%

Total	69,908	2,749	5,443	145	72,747	62,780	2,878	5,598	151	65,651

Office Buildings

Comparable	59,933	2,692	4,752	-	61,993	61,311	2,686	2,021	-	60,646	(2.2%)	2.2%

Total	67,192	5,659	3,335	-	64,868	61,912	2,549	2,021	-	61,384
Hotels

Comparable	3,990	-	372	-	4,362	5,060	-	413	-	5,473	(21.1%)	(20.3%)

Total	3,990	-	372	-	4,362	5,060	-	413	-	5,473

Earnings from Commercial

Land Sales	1,470	-	-	-	1,470	1,089	-	-	-	1,089

Other (1)	(2,183)	2	1,968	-	(217)	(1,824)	(38)	(789)	-	(2,575)

Total Commercial Group

Comparable	124,806	5,435	10,591	-	129,962	124,697	5,477	7,972	-	127,192	0.1%	2.2%

Total	140,377	8,410	11,118	145	143,230	129,017	5,389	7,243	151	131,022

Residential Group

Apartments

Comparable	26,649	1,003	6,805	-	32,451	25,991	(25)	4,955	-	30,971	2.5%	4.8%

Total	30,099	675	8,048	-	37,472	28,921	690	6,993	2,334	37,558

Military Housing

Comparable	-	-	-	-	-	-	-	-	-	-

Total	6,821	(37)	376	-	7,234	7,918	110	279	-	8,087

Other (1)	1,296	135	(30)	-	1,131	(4,447)	7	-	-	(4,454)

Total Residential Group

Comparable	26,649	1,003	6,805	-	32,451	25,991	(25)	4,955	-	30,971	2.5%	4.8%

Total	38,216	773	8,394	-	45,837	32,392	807	7,272	2,334	41,191

Total Rental Properties

Comparable	151,455	6,438	17,396	-	162,413	150,688	5,452	12,927	-	158,163	0.5%	2.7%

Total	178,593	9,183	19,512	145	189,067	161,409	6,196	14,515	2,485	172,213

Land Development Group	663	142	351	-	872	(1,130)	127	(1,767)	-	(3,024)

The Nets

Operations	(415)	-	-	-	(415)	(10,853)	-	2,499	-	(8,354)

Gain on disposition of partial interest	-	-	-	-	-	-	-	-	-	-

Total	(415)	-	-	-	(415)	(10,853)	-	2,499	-	(8,354)

Corporate Activities	(9,206)	-	-	-	(9,206)	(9,240)	-	-	-	(9,240)

Grand Total	$169,635	$9,325	$19,863	$145	$180,318	$140,186	$6,323	$15,247	$2,485	$151,595

(1) Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income. Write-offs of abandoned development projects for the three months ended October 31, 2010 were $641 at full consolidation and $984 at pro rata consolidation compared to $3,758 for the three months ended October 31, 2009 at both full and pro rata consolidation.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Nine Months Ended October 31, 2010					Nine Months Ended October 31, 2009					% Change

			Plus					Plus
		Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Pro-Rata
	Full Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)

Commercial Group

Retail

Comparable	$177,540	$8,451	$16,202	$-	$185,291	$172,457	$7,728	$16,592	$-	$181,321	2.9%	2.2%

Total	198,233	8,461	16,702	506	206,980	189,113	8,742	16,770	971	198,112

Office Buildings

Comparable	178,928	8,140	13,580	-	184,368	182,569	7,791	6,092	-	180,870	(2.0%)	1.9%

Total	194,786	14,379	9,653	-	190,060	192,565	7,838	6,092	-	190,819
Hotels

Comparable	9,530	-	1,109	-	10,639	9,671	-	1,132	-	10,803	(1.5%)	(1.5%)

Total	9,530	-	1,109	-	10,639	9,671	-	1,132	-	10,803

Earnings from Commercial

Land Sales	4,371	14	-	-	4,357	5,560	476	-	-	5,084

Other (1)	(7,282)	(729)	5,163	-	(1,390)	(11,993)	521	(1,512)	-	(14,026)

Total Commercial Group

Comparable	365,998	16,591	30,891	-	380,298	364,697	15,519	23,816	-	372,994	0.4%	2.0%

Total	399,638	22,125	32,627	506	410,646	384,916	17,577	22,482	971	390,792

Residential Group

Apartments
Comparable	75,283	2,124	20,385	-	93,544	76,845	1,763	14,759	-	89,841	(2.0%)	4.1%

Total	84,778	2,059	23,453	900	107,072	89,603	2,887	20,905	6,593	114,214

Military Housing

Comparable	-	-	-	-	-	-	-	-	-	-

Total	19,824	(37)	1,125	-	20,986	28,902	148	733	-	29,487

Other (1)	(1,033)	(86)	427	-	(520)	(21,623)	(5)	231	-	(21,387)

Total Residential Group

Comparable	75,283	2,124	20,385	-	93,544	76,845	1,763	14,759	-	89,841	(2.0%)	4.1%

Total	103,569	1,936	25,005	900	127,538	96,882	3,030	21,869	6,593	122,314

Total Rental Properties

Comparable	441,281	18,715	51,276	-	473,842	441,542	17,282	38,575	-	462,835	(0.1%)	2.4%

Total	503,207	24,061	57,632	1,406	538,184	481,798	20,607	44,351	7,564	513,106

Land Development Group	2,337	348	203	-	2,192	1,642	177	(1,602)	-	(137)

The Nets

Operations	(18,006)	(6,243)	1,146	-	(10,617)	(29,841)	-	5,448	-	(24,393)

Gain on disposition of partial interest	55,112	23,675	-	-	31,437	-	-	-	-	-

Total	37,106	17,432	1,146	-	20,820	(29,841)	-	5,448	-	(24,393)

Corporate Activities	(30,353)	-	-	-	(30,353)	(31,855)	-	-	-	(31,855)

Grand Total	$512,297	$41,841	$58,981	$1,406	$530,843	$421,744	$20,784	$48,197	$7,564	$456,721

(1) Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income. Write-offs of abandoned development projects for the nine months ended October 31, 2010 were $678 at full consolidation and $3,578 at pro rata consolidation compared to $21,398 for the nine months ended October 31, 2009 at both full and pro rata consolidation.

Openings and Acquisitions as of October 31, 2010

								Cost at FCE
			Date		Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./		Gross
		Dev (D)	Opened /	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of		Leasable	Lease
Property	Location	Acq (A)	Acquired	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units		Area	Commitment %
						(in millions)
2010 (4)

Retail Centers:
Village at Gulfstream Park (d)	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	$0.0	$214.2	$107.1	511,000	(i)	511,000	78%
East River Plaza (d) (e)	Manhattan, NY	D	Q2-10	35.0%	50.0%	$0.0	390.6	195.3	527,000		527,000	94%

						$0.0	604.8	$302.4	1,038,000		1,038,000

Office:
Waterfront Station - East 4th & West 4th Buildings	Washington, D.C.	D	Q1-10	45.0%	45.0%	$241.7	$241.7	$108.8	631,000	(j)		99%

Residential:
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%	100.0%	$103.7	$103.7	$103.7	161			20%

Total 2010 (f)						$345.4	$950.2	$514.9

Prior Two Years Openings (17)
Retail Centers:
Promenade in Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	$113.1	$113.1	$113.1	127,000		127,000	83%
Orchard Town Center	Westminster, CO	D	Q1-08	100.0%	100.0%	146.5	146.5	146.5	980,000		565,000	79%
Shops at Wiregrass	Tampa, FL	D	Q3-08	50.0%	100.0%	147.6	147.6	147.6	642,000		352,000	93%
White Oak Village	Richmond, VA	D	Q3-08	50.0%	100.0%	66.0	66.0	66.0	800,000		294,000	74%

						$473.2	$473.2	$473.2	2,549,000		1,338,000

Office:
818 Mission Street (d)	San Francisco, CA	A	Q1-08	50.0%	50.0%	$0.0	$15.6	$7.8	28,000			23%
Johns Hopkins - 855 North Wolfe Street	East Baltimore, MD	D	Q1-08	76.6%	76.6%	88.7	88.7	67.9	279,000			78%
Mesa Del Sol Aperture Center (d)	Albuquerque, NM	D	Q4-08	47.5%	47.5%	0.0	16.8	8.0	74,000			19%
Mesa Del Sol - Fidelity (d) (g)	Albuquerque, NM	D	Q4-08/Q3-09	47.5%	47.5%	0.0	23.3	11.1	210,000			100%

						$88.7	$144.4	$94.8	591,000

Residential (h):
North Church Towers	Parma Heights, OH	A	Q3-09	100.0%	100.0%	$5.0	$5.0	$5.0	399			91%
DKLB BKLN (formerly 80 DeKalb) (g)	Brooklyn, NY	D	Q4-09/10	80.0%	100.0%	157.0	157.0	157.0	365			97%
Lucky Strike	Richmond, VA	D	Q1-08	100.0%	100.0%	35.1	35.1	35.1	131			94%
Uptown Apartments (d) (g)	Oakland, CA	D	Q1-08/Q4-08	50.0%	50.0%	0.0	177.4	88.7	665			91%
Mercantile Place on Main (g)	Dallas, TX	D	Q1-08/Q4-08	100.0%	100.0%	85.3	85.3	85.3	366			86%
Barrington Place (d)	Raleigh, NC	A	Q3-08	49.0%	49.0%	0.0	23.7	11.6	274			90%
Legacy Arboretum (d)	Charlotte, NC	A	Q3-08	49.0%	49.0%	0.0	23.1	11.3	266			95%
Hamel Mill Lofts (g)	Haverhill, MA	D	Q4-08/Q2-09	100.0%	100.0%	76.7	76.7	76.7	305			91%
Legacy Crossroads (d) (g)	Cary, NC	A/D	Q4-08/Q3-09	50.0%	50.0%	0.0	34.4	17.2	344			97%

						$359.1	$617.7	$487.9	3,115

Total Prior Two Years Openings (k)						$921.0	$1,235.3	$1,055.9

Total 2009						275.1	275.1	275.1

Total 2008						645.9	960.2	780.8

						$921.0	$1,235.3	$1,055.9

See attached footnotes.

Projects Under Construction as of October 31, 2010 (4)

								Cost at FCE
					Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./	Gross
		Dev (D)	Anticipated	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of	Leasable		Lease
Property	Location	Acq (A)	Opening	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units	Area		Commitment %
						(in millions)
Retail Centers:
Ridge Hill (g)	Yonkers, NY	D	2011/2012	70.0%	100.0%	$798.7	$798.7	$798.7	1,336,000	1,336,000	(l)	41%

Residential:
Beekman (g)	Manhattan, NY	D	Q1-11/12	49.0%	70.0%	$875.7	875.7	613.0	904
Foundry Lofts	Washington, D.C.	D	Q3-11	100.0%	100.0%	59.2	$59.2	$59.2	170

						$934.9	$934.9	$672.2	1,074

Arena:
Barclays Center	Brooklyn, NY	D	2012	26.6%	26.6%	$904.3	$904.3	$240.5	670,000	18,000 seats	(m)	51%(n)

Total Under Construction (o)						$2,637.9	$2,637.9	$1,711.4

Fee Development:									Sq.ft.
Las Vegas City Hall	Las Vegas, NV	D	Q1-12	- (p)	- (p)	$0.0	$146.2	$0.0	270,000

FOOTNOTES
( a )	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company’s legal ownership.

( b )	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).

( c )	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

( d )	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.

( e )	The cost of the property also includes construction of the 1,248-space parking garage and structural upgrades to accommodate a possible future residential project above the retail center. This also includes Costco which opened Q4-09.

( f )	The difference between the full consolidation cost amount (GAAP) of $345.4 million to the Company’s pro-rata share (a non-GAAP measure) of $514.9 million consists of a reduction to full consolidation for noncontrolling interest of $132.9 million of cost and the addition of its share of cost for unconsolidated investments of $302.4 million.

( g )	Phased-in openings. Costs are representative of the total project.

( h )	The lease percentage for the residential properties represents the occupancy as of October 31, 2010

( i )	Includes 89,000 square feet of office space. Excluding the office space from the calculation of the preleased percentage would result in the leased percentage being 80%.

( j )	Includes 85,000 square feet of retail space.

( k )	The difference between the full consolidation cost amount (GAAP) of $921.0 million to the Company’s pro-rata share (a non-GAAP measure) of $1,055.9 million consists of a reduction to full consolidation for noncontrolling interest of $20.8 million of cost and the addition of its share of cost for unconsolidated investments of $155.7 million.

( l )	Includes 162,000 square feet of office space.

( m )	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.

( n )	Represents the percentage of forecasted contractually obligated arena income that is under contract. Contractually obligated income, which include revenue from naming rights, sponsorships, suite licenses, Nets minimum rent, and food concession agreements, accounts for 72% of total forecasted revenues for the Arena.

( o )	The difference between the full consolidation cost amount (GAAP) of $2,637.9 million to the Company’s pro-rata share (a non-GAAP measure) of $1,711.4 million consists of a reduction to full consolidation for noncontrolling interest of $926.5 million.

( p )	This is a fee development project, owned by the City of Las Vegas. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet.

Equity Requirements for Projects Under Construction (a)
As of October 31, 2010

		Less			Plus
		Unconsolidated	Full	Less	Unconsolidated	Pro-Rata
		Investments	Consolidation	Noncontrolling	Investments	Consolidation
	100%	at 100%	(GAAP) (b)	Interest	at Pro-Rata	(Non-GAAP) (c)

	(dollars in millions)

Total Cost Under Construction	$2,637.9	$-	$2,637.9	$926.5	$-	$1,711.4
Total Loan Draws and Other Sources at Completion (d)	1,742.3	$-	1,742.3	524.7	$-	1,217.6

Net Equity at Completion	$895.6	$-	$895.6	$401.8	$-	$493.8

Net Costs Incurred to Date (e)	$1,625.5	$-	$1,625.5	$467.0	$-	$1,158.5
Loan Draws and Other Sources to Date (e)	914.3	$-	914.3	203.0	$-	711.3

Net Equity to Date (e)	$711.2	$-	$711.2	$264.0	$-	$447.2

% of Total Equity	79%		79%			91%

Remaining Costs	$1,012.4	$-	$1,012.4	$459.5	$-	$552.9
Remaining Loan Draws and Other Sources (f)	828.0	$-	828.0	321.7	$-	506.3

Remaining Equity	$184.4	$-	$184.4	$137.8	$-	$46.6

% of Total Equity	21%		21%			9%

(a)	This schedule includes only the four properties listed on the previous page. This does not include costs associated with phased-in units, operating property renovations and military housing.

(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).

(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

(d)	“Other Sources” includes estimates of third party subsidies and tax credit proceeds. The timing and the amounts may differ from our estimates.

(e)	Reflects activity through October 31, 2010.

(f)	One of the loan commitments require specific leasing hurdles to be achieved prior to drawing the final amount of the loan. The Company estimates that approximately $45.0 million at 100% and at full consolidation, and $31.5 million at pro-rata consolidation of loan commitments are at risk should these leasing hurdles not be achieved.

Projects Under Development
October 31, 2010
Below is a summary of our active large scale development projects, which have yet to commence construction, often referred to as our “shadow pipeline” which are crucial to our long-term growth. While we cannot make any assurances on the timing or delivery of these projects, our track record speaks to our ability to bring large, complex, projects to fruition when there is demand and available construction financing. The projects listed below represent pro-rata costs of $555.4 million ($837.0 million at full consolidation) of Projects Under Development (“PUD”) on our balance sheet and pro-rata mortgage debt of $111.6 million ($190.4 million at full consolidation).
1) Atlantic Yards - Brooklyn, NY
Atlantic Yards is adjacent to the state-of-the art arena, the Barclays Center, which is designed by the award-winning firms Ellerbe Becket and SHoP Architects and is currently under construction. In addition, Atlantic Yards will feature more than 6,400 units of housing, including over 2,200 affordable units, approximately 250,000 square feet of retail space, and more than 8 acres of landscaped open space.
2) The Yards - Washington, D.C.
The Yards is a 42-acre mixed-use project, located in the neighborhood of the Washington Nationals baseball park in Southeast D.C. The full development is expected to include up to 2,700 residential units, 1.8 million square feet of office space, and 300,000 square feet of retail and dining space. The Yards features a 5.5-acre publicly funded public park that is a gathering place and recreational focus for the community. The first residential building, Foundry Lofts, commenced construction in August 2010.
3) LiveWork Las Vegas - Las Vegas, NV
LiveWork Las Vegas is a mixed-use project on a 12.7-acre parcel in downtown Las Vegas. At full build-out, the project will have a new 260,000-square-foot City Hall for Las Vegas, a fee development project, and is also expected to include up to 1 million square feet of office space and approximately 300,000 square feet of retail.
4) Colorado Science + Technology Park at Fitzsimons - Aurora, CO
The 184-acre Colorado Science + Technology Park at Fitzsimons is rapidly becoming a hub for the biotechnology industry in the Rocky Mountain region. Anchored by the University of Colorado at Denver Health Science Center, the University of Colorado Hospital and The Denver Children’s Hospital, the park will offer cost-effective lease rates; build-to-suit office and research sites; and flexible lab and office layouts in a cutting-edge research park. The park is also adjacent to Forest City’s 4,700-acre Stapleton mixed-used development.
5) The Science + Technology Park at Johns Hopkins - Baltimore, MD
The 31-acre Science + Technology Park at Johns Hopkins is a new center for collaborative research directly adjacent to the world-renowned Johns Hopkins medical and research complex. Initial plans call for 1.1 million square feet in five buildings, with future phases that could support additional expansion. In 2008, the Company opened the first of those buildings, 855 North Wolfe Street, a 279,000-square-foot office building anchored by the Johns Hopkins School of Medicine’s Institute for Basic Biomedical Sciences.
6) Waterfront Station - Washington, D.C.
Located in Southwest Washington, Waterfront Station is adjacent to the Waterfront/Southeastern University MetroRail station. Waterfront Station is expected to include 1.2 million square feet of office space, an estimated 750 residential units and 125,000 square feet of stores and restaurants. The project’s first two government office buildings total 631,000 square feet of office, opened in Q1 2010, and included ground-level retail space. The West 4th St Building received LEED Gold certification and the East 4th St Building is expected to meet LEED Silver standards at a minimum. The office component is fully leased to the District of Columbia for governmental offices and the retail space is also substantially leased.
7) 300 Massachusetts Avenue - Cambridge, MA
Located in the science and technology hub of Cambridge, MA, the 300 Massachusetts Avenue block represents an expansion of University Park @ MIT. In a 50/50 partnership with MIT, Forest City is presently focused on a project that reflects a development program of approximately 260,000 square feet of lab and office space. Potential redevelopment of the entire block is possible with the acquisition of adjacent parcels in future phases, and would result in an approximately 400,000 square foot project.

Military Housing
Below is a summary of our equity method investments for Military Housing Development projects. The Company provides development, construction and management services for these projects and receives agreed upon fees for these services. The following phases still have a percentage of units under construction:

		Anticipated	FCE	Cost at Full	Total Cost	No.
Property	Location	Opening	Pro-Rata %	Consolidation	at 100%	of Units

				(in millions)

Military Housing (7)
Pacific Northwest Communities	Seattle, WA	2007-2010	*	$0.0	$280.5	2,986
Marines, Hawaii Increment II	Honolulu, HI	2007-2011	*	0.0	292.7	1,175
Navy, Hawaii Increment III	Honolulu, HI	2007-2011	*	0.0	464.8	2,520
Navy Midwest	Chicago, IL	2006-2012	*	0.0	200.3	1,401
Midwest Millington	Memphis, TN	2008-2012	*	0.0	33.1	318
Air Force Academy	Colorado Springs, CO	2007-2013	50.0%	0.0	69.5	427
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	475.1	1,135

Total Military Housing				$0.0	$1,816.0	9,962

*	The Company’s share of residual cash flow ranges from 0-20% during the life cycle of the project.
Recent commitment not yet closed
Air Force – Southern Group was awarded on August 30, 2010. We are currently in exclusive negotiations with the Air Force. This project is expected to include 2,185 end state units at four Air Force bases in Sumter, SC, Manchester, TN, Charleston, SC and Biloxi, MS. There are 330 financially excluded units that will not be encumbered by debt and which may be removed from the end state at the sole discretion of the Air Force. The financial closing of the project and commencement of construction are expected in early 2011.
Development fees related to our military housing projects are earned based on a contractual percentage of the actual development costs incurred. We also recognize additional development incentive fees upon successful completion of certain criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements. NOI from development and development incentive fees is $1,818,000 and $5,137,000 for the three and nine months ended October 31, 2010, respectively, and $648,000 and $6,479,000 for the three and nine months ended October 31, 2009, respectively.
Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. We also recognize certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contracts. NOI from construction and incentive fees is $1,694,000 and $4,754,000 for the three and nine months ended October 31, 2010, respectively, and $2,100,000 and $6,449,000 recognized during the three and nine months ended October 31, 2009, respectively.
Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, that is generated by the military housing privatization projects as defined in the agreements. We also recognize certain property management incentive fees based upon successful completion of certain criteria as set forth in the property management agreements. Property management, management incentive and asset management fees generated NOI of $3,563,000 and $9,805,000 during the three and nine months ended October 31, 2010, respectively, and $3,122,000 and $9,048,000 during the three and nine months ended October 31, 2009, respectively.

Land Held for Development or Sale
The Land Development Group acquires and sells raw land and sells fully-entitled developed lots to residential, commercial, and industrial customers. The Land Development Group also owns and develops raw land into master-planned communities, mixed-use projects and other residential developments. Below is a summary of our large Land Develoment projects.

	Gross	Saleable	Option
Location	Acres (1)	Acres (2)	Acres (3)

Stapleton - Denver, CO	264	173	1,369
Mesa del Sol - Albuquerque, NM	3,023	1,659	5,731
Central Station - Chicago, IL	30	30	-
Carolinas	1,352	1,033	788
Arizona	957	534	-
Florida	1,413	1,413	-
Texas	1,008	749	-
Ohio	1,003	666	470
Other	804	736	-

Total	9,854	6,993	8,358

(1)	Represent all acres currently owned including those used for roadways, open spaces and parks.

(2)	Saleable acres represent the total of all acres currently owned that will be available for sales. The Land Development Group may choose to further develop some of the acres into completed sublots prior to sale.

(3)	Option acres are those acres that the Land Development Group has a formal option to acquire. Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.
Stapleton - Denver, CO
Stapleton represents one of the nation’s largest urban redevelopments. At full build out of 4,700 acres or 7.5 square miles, Stapleton is planned for more than 12,000 homes and apartments, a projected 3 million square-feet of retail and 10 million square-feet of office/research and development/industrial space. Centrally located 10 minutes east of Downtown Denver and 20 minutes from Denver International Airport, Stapleton will be home to 30,000 residents and 35,000 workers when complete.
Mesa del Sol - Albuquerque, NM
Mesa del Sol is a 20-square mile, mixed-use community on the south mesa of Albuquerque, N.M., five minutes from the Albuquerque International Airport. Mesa del Sol’s master plan calls for mixed-use development that will include 1,400 acres for industrial/commercial and office development use, 4,400 acres for residential and supporting retail use, 3,200 acres for open space and parks and 800 acres for schools and universities.
Central Station - Chicago, IL
Located adjacent to the city’s Museum Campus, and just minutes from the heart of Chicago’s Loop, the 80-acre Central Station is the fastest growing residential community in the city, with more than 4,250 residential units completed and occupied. Over 600 units are under construction and another 4,000 units are in development. Central Station, a 14 million-square-foot development, is being developed in partnership with The Fogelson Companies.
Other Significant Land Holdings
Cotton Creek - Mooresville, NC
Cotton Creek is a master-planned community located in a northern suburb of Charlotte, NC. This community will feature a variety of attached and detached home sites, which will be sold to a mix of national and local builders. Cotton Creek is 532 acres. When completed the development is expected to produce approximately 1,300 residential lots.
Legacy Lakes - Aberdeen, NC
Legacy Lakes is a master-planned community located in the Pinehurst area. This community is surrounding the Nicklaus-designed Legacy Golf Course. Legacy Lakes is 405 acres and includes 718 residential lots. Of the 405 total acres, 264 are saleable acres and 9 acres have been sold to date.
Gladden Farms - Marana, AZ
Gladden Farms is a master-planned community that includes residential and commercial uses in a suburban area of northwest Tucson. This community includes parks, trails and a school in a rural setting. Gladden Farms is 1,350 acres and includes approximately 4,141 residential lots and 223 acres of commercial space. As of October 31, 2010, 1,279 lots and 100 commercial acres have been sold. Of the 1,350 total acres, 904 are saleable acres and 413 acres have been sold to date.
Tangerine Crossing - Tucson, AZ
Tangerine Crossing is a master-planned gated residential community with a major retail component on the exterior in a desirable region of the Tucson metropolitan area. This community includes open space, trails and recreation. Tangerine Crossing is 309 acres and includes 396 residential lots and a 25-acre retail center. As of October 31, 2010, 190 lots and the 25 commercial acres have been sold. Of the 309 total acres, 103 are saleable acres and 60 acres have been sold to date.